Filed Pursuant to Rule 433

Registration Statement No. 333-207931

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated May 8, 2018 and Prospectus dated November 9, 2016)

May 8, 2018

US$500,000,000 3.050% Notes due May 15, 2020

US$750,000,000 Floating Rate Notes due May 15, 2020

US$1,000,000,000 3.650% Notes due May 15, 2023

US$750,000,000 Floating Rate Notes due May 15, 2023

US$500,000,000 3.050% Notes due May 15, 2020

Issuer:	Westpac Banking Corporation

Principal Amount:	US$500,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	May 8, 2018

Settlement Date:	May 15, 2018 (T+5)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	May 15, 2020

Interest Rate:	3.050%

Price to Public:	99.983%

Benchmark Treasury:	UST 2.375% due 04/30/20

Benchmark Treasury Price and Yield:	99.23 ¾ / 2.509%

Re-offer Spread to Benchmark Treasury:	plus 55 basis points

Re-offer Yield:	3.059%

Fees:	10 basis points

All-in Price:	99.883%

Interest Payment Dates:	Payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2018 subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$499,415,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DX8

ISIN:	US961214DX86

Joint Active Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Westpac Banking Corporation

Co-Managers:	BMO Capital Markets Corp.
Scotia Capital (USA) Inc.

US$750,000,000 Floating Rate Notes due May 15, 2020

Issuer:	Westpac Banking Corporation

Principal Amount:	US$750,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	May 8, 2018

Settlement Date:	May 15, 2018 (T+5)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	May 15, 2020

Price to Public:	100.000%

Interest Rate:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 28 basis points

Fees:	10 basis points

All-in Price:	99.900%

Interest Payment Dates:	Payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2018, subject to Business Day Convention

Interest Reset Dates:	Quarterly on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2018

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 28 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$749,250,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

If the date of maturity is not a Business Day, payment of principal and interest will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity.

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include May 15, 2018 and will end on and include the day preceding the first interest payment date.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DY6

ISIN:	US961214DY69

Joint Active Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Westpac Banking Corporation

Co-Managers:	BMO Capital Markets Corp.
Scotia Capital (USA) Inc.

US$1,000,000,000 3.650% Notes due May 15, 2023

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	May 8, 2018

Settlement Date:	May 15, 2018 (T+5)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	May 15, 2023

Interest Rate:	3.650%

Price to Public:	99.973%

Benchmark Treasury:	UST 2.75% due 04/30/23

Benchmark Treasury Price and Yield:	99.23 ¾ / 2.806%

Re-offer Spread to Benchmark Treasury:	plus 85 basis points

Re-offer Yield:	3.656%

Fees:	25 basis points

All-in Price:	99.723%

Interest Payment Dates:	Payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2018 subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$997,230,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DZ3

ISIN:	US961214DZ35

Joint Active Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Westpac Banking Corporation

Co-Managers:	BMO Capital Markets Corp.
Scotia Capital (USA) Inc.

US$750,000,000 Floating Rate Notes due May 15, 2023

Issuer:	Westpac Banking Corporation

Principal Amount:	US$750,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	May 8, 2018

Settlement Date:	May 15, 2018 (T+5)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	May 15, 2023

Price to Public:	100.000%

Interest Rate:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 72 basis points

Fees:	25 basis points

All-in Price:	99.750%

Interest Payment Dates:	Payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2018, subject to Business Day Convention

Interest Reset Dates:	Quarterly on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2018

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 72 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$748,125,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

If the date of maturity is not a Business Day, payment of principal and interest will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity.

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include May 15, 2018 and will end on and include the day preceding the first interest payment date.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214EA7

ISIN:	US961214EA74

Joint Active Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Westpac Banking Corporation

Co-Managers:	BMO Capital Markets Corp.
Scotia Capital (USA) Inc.

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated May 8, 2018 and Prospectus dated November 9, 2016)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Westpac Banking Corporation at 1-212-389-1269.